UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS & HARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2007

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of the Shareholders of Harris & Harris Group, Inc. (the "Company") will be held on May 3, 2007, at 3:00 p.m., local time, at The Princeton Club of New York, 15 West 43rd Street (between 5th and 6th Avenues), New York, New York 10036. This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction. It has called this meeting for the following purposes:

1.	To elect 12 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

We encourage you to contact us at 877-TINY–TECH, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on March 13, 2007, will be entitled to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors

April 2, 2007	/s/ Susan T. Harris
New York, New York	Susan T. Harris
Secretary

IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING DATE IS MAY 3, 2007.

Harris & Harris Group, Inc.
111 West 57th Street
New York, New York 10019
(212) 582-0900

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2007

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harris & Harris Group, Inc. (the "Company," "us," "our," and "we"), for use at the 2007 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on May 3, 2007, and at any postponements or adjournments thereof.

The Annual Meeting will be held on Thursday, May 3, 2007, at 3:00 p.m., local time, at The Princeton Club of New York, 15 West 43rd Street (between 5th and 6th Avenues), New York, New York. At the Annual Meeting, our shareholders will be asked to elect 12 directors to serve on the Board of Directors of the Company until the next annual meeting; or until their successors have been duly elected and qualified, and to vote on the other matters stated in the accompanying Notice and described in more detail in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion. The enclosed proxy card, this Proxy Statement and the Company's Annual Report on Form 10-K are being first transmitted on or about April 2, 2007, to our shareholders.

The Board of Directors has fixed the close of business on March 13, 2007, as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, an aggregate of 21,341,029 shares of common stock were issued and outstanding. Each such share will be entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Purpose

1.
To elect 12 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified ("Election of Directors Proposal");

2.
To ratify, confirm and approve the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2007 ("Ratification of Auditor Proposal"); and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

Solicitation and Revocation; Quorum Required; Vote Required

All properly executed proxies received prior to the Annual Meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, including if no instructions are provided, shares represented by the proxies will be voted "FOR" all the proposals.

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority, from your institution or nominee, that you present at the Annual Meeting.

Approval of any of the matters submitted for stockholder approval requires that a quorum be present. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum. Broker non-votes are proxies received by us from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote, nor has discretionary power to vote on the particular matter.

If a quorum is present (in person or by proxy): (i) for the Election of Directors Proposal, the Directors will be elected by a plurality of the votes cast (that is, the 12 nominees who receive more affirmative votes than any other nominees will be elected); and (ii) for the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor. All other matters being submitted to shareholder vote pursuant to the Notice of Annual Meeting will be approved if a quorum is present in person or by proxy and a majority of the votes cast on a particular matter are cast in favor of that matter.

For purposes of the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no affect on the result of the vote. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If your broker holds your shares in its "street" name, the broker may vote your shares on the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting even if it does not receive instructions from you.

Information Regarding This Solicitation

Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $7,500 plus out-of-pocket expenses. Proxies will be solicited by telephone or by mail. All expenses of preparing, printing, mailing and delivering proxies, and all materials used in the solicitation of proxies, will be borne by us. Proxies may also be solicited by officers and regular employees of the Company personally, by telephone or otherwise, but these persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding solicitation material to their principals, the beneficial owners of our common stock. It is estimated that those costs will be nominal.

Principal Shareholders and Ownership by Directors and Executive Officers

Set forth below is information, as of March 13, 2007, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of our directors and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners. None of the shares owned by directors or officers have been pledged. The information in the table below is from publicly available information that may be as of dates earlier than March 13, 2007. At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than Charles E. and Susan T. Harris. Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Shares Owned

Independent Directors:
W. Dillaway Ayres, Jr.	0	*
Dr. C. Wayne Bardin	26,112(1)	*
Dr. Phillip A. Bauman	26,153(2)	*
G. Morgan Browne	32,902	*
Dugald A. Fletcher	18,824	*
Mark A. Parsells	3,909(3)(4)	*
Charles E. Ramsey	31,018	*
James E. Roberts	20,426	*
Richard P. Shanley	0	*

Interested Directors:
Charles E. and Susan T. Harris	1,069,254(5)	5.0
Kelly S. Kirkpatrick	6,035	*
Lori D. Pressman	6,532	*

Executive Officers:
Alexei A. Andreev	2,556(6)	*
Mary P. Brady	0(7)	*
Patricia N. Egan	0(8)	*
Sandra M. Forman	1,849(9)	*
Douglas W. Jamison	10,511(10)	*
Daniel V. Leff	3,326(11)	*
Daniel B. Wolfe	1,219(12)	*

All directors and executive officers as a group (19 persons)	1,260,626	6.0

* Less than 1%.

(1)	Includes 5,441 shares owned by Bardin LLC for the Bardin LLC Profit-Sharing Keogh.

(2)
Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman’s wife; 100 shares owned by Adelaide Polk-Bauman, Dr. Bauman’s daughter; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman’s daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman’s daughter. Ms. Milbry C. Polk is the custodian for the accounts of the three children.

(3)	All shares are owned jointly with Mr. Parsells' wife.

(4)	Mr. Parsells will not stand for re-election.

(5)
Includes 1,039,559 shares owned by Mrs. Harris, our Corporate Secretary, and 29,695 shares owned by Mr. Harris. Mr. Harris also has the right to exercise 221,330 fully vested options to purchase shares.

(6)	Mr. Andreev also has the right to exercise 130,316 fully vested options to purchase shares.

(7)	Ms. Brady has the right to exercise 14,695 fully vested options to purchase shares.

(8)	Ms. Egan has the right to exercise 20,872 fully vested options to purchase shares.

(9)
Includes 250 shares owned by Edward Forman, Ms. Forman’s husband, and 270 shares owned jointly with Edward Forman. Ms. Forman also has the right to exercise 69,543 fully vested options to purchase shares.

(10)	Mr. Jamison also has the right to exercise 86,006 fully vested options to purchase shares.

(11)	Includes 300 shares owned jointly with Elaine Leff, Mr. Leff’s wife. Mr. Leff also has the right to exercise 127,846 fully vested options to purchase shares.

(12)	Mr. Wolfe also has the right to exercise 54,653 fully vested options to purchase shares.

Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of March 13, 2007.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)
Independent Directors
W. Dillaway Ayres, Jr.	None
Dr. C. Wayne Bardin	Over $100,000
Dr. Phillip A Bauman	Over $100,000
G. Morgan Browne	Over $100,000
Dugald A. Fletcher	Over $100,000
Mark A. Parsells	$10,001-$50,000
Charles E. Ramsey	Over $100,000
James E. Roberts	Over $100,000
Richard P. Shanley	None

Interested Directors
Charles E. Harris (4)	Over $100,000
Douglas W. Jamison(4)	Over $100,000
Kelly S. Kirkpatrick (5)	$50,001 - $100,000
Lori D. Pressman (5)	$50,001 - $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the 1934 Act.

(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.

(3)	The dollar ranges are based on the price of the equity securities as of March 13, 2007.

(4)	Denotes an individual who is an "interested person" as defined in the 1940 Act.

(5)	Denotes an individual who may be considered an "interested person" because of consulting work performed for us.

ELECTION OF DIRECTORS

(Proposal No. 1)

The 12 nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified. Other than Mr. Jamison, all nominees currently serve as directors. Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES.

Nominees

Certain information, as of March 13, 2007, with respect to each of the 12 nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All the nominees have agreed to serve if elected and consent to being referred to in this Proxy Statement. The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors. Interested directors are "interested persons" as defined in the Investment Company Act of 1940 (the "1940 Act") or persons who may be considered "interested persons" because of consulting work done for us. Eleven of the 12 nominees are currently directors of the Company. We do not have an advisory board.

Interested Directors

Charles E. Harris. Mr. Harris, age 64, currently serves as our Chairman, Chief Executive Officer and as a Managing Director. He has served as our Chief Executive Officer since July 1984 and as a Managing Director since January 2004. He has been a member of our Board of Directors and served as Chairman of the Board since April 1984. He also served as our Chief Compliance Officer from February 1997 to February 2001. He is Chairman of the Board, Chief Executive Officer and a Director of Harris & Harris Enterprises, a wholly owned subsidiary of the Company. His wife serves as our Corporate Secretary. He is a director of Mersana Therapeutics, Inc., and of SiOnyx, Inc., privately held nanotechnology-enabled companies in which we have investments. He was a member of the Advisory Panel for the Congressional Office of Technology Assessment. Prior to joining us, he was Chairman of Wood, Struthers and Winthrop Management Corporation, the investment advisory subsidiary of Donaldson, Lufkin and Jenrette. He is currently a member of the New York Society of Security Analysts. He was, until 2004, a Trustee and head of the Audit Committee of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the biological sciences, and he is currently a member of its President’s Council. He also serves as a Trustee and head of the Audit Committee of the Nidus Center, a not-for-profit, life sciences, business incubator in St. Louis, Missouri. He is a life-sustaining fellow of MIT and a shareholder of its Entrepreneurship Center. He is an "interested person" as defined in Section 2(a)(19) of the 1940 Act, as a beneficial owner of more than five percent of our common stock, as a control person and as one of our officers. He was graduated from Princeton University (A.B.) and from the Columbia University Graduate School of Business (M.B.A.).

Douglas W. Jamison. Mr. Jamison, age 37, has served as President, Chief Financial Officer and as Chief Operating Officer since January 1, 2005, as Treasurer since March 2005, as a Managing Director since January 2004 and as Vice President from September 2002 through December 2004. Since January 2005, he has been President and a Director of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of Harris & Harris Group, Inc. Upon Mr. Harris's mandatory retirement, scheduled for December 31, 2008, the Board of Directors has named Mr. Jamison to succeed Mr. Harris in Mr. Harris's positions as Chairman and Chief Executive Officer. He was recommended to join our Board by Charles E. Harris. Mr. Jamison is a director of Chlorogen, Inc., of Evolved Nanomaterial Sciences, Inc., of NanoOpto Corporation and of Nextreme Thermal Solutions, Inc., privately held nanotechnology-enabled companies in which we have an investment. He is Co-Editor-in-Chief of "Nanotechnology Law & Business." He is Co-Chair of the Advisory Board, Converging Technology Bar Association, a member of the University of Pennsylvania Nano-Bio Interface Ethics Advisory Board, and a member of the Advisory Board, Massachusetts Technology Collaborative Nanotechnology Venture Forum. His professional societies include the Association of University Technology Managers. From 1997 to 2002, he worked as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences. He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

Kelly S. Kirkpatrick. Dr. Kirkpatrick, age 40, has served as a member of our Board of Directors since March 2002. She has served as a consultant to us on nanotechnology and in our due diligence work on certain prospective investments. She is an independent business consultant. From 2000 to 2002, she served in the Office of the Executive Vice Provost of Columbia University, as Director of the Columbia University Nanotechnology Initiative and as Director for Research and Technology Initiatives. From 1998 to 2000, she served in the White House Office of Science and Technology Policy, as a Senior Policy Analyst involved in the National Nanotechnology Initiative. From 1997 to 1998, she was a Science Policy Coordinator for Sandia National Laboratories. From 1995 to 1996, she served in the office of Senator Joseph Lieberman as Legislative Assistant, Congressional Science and Engineering Fellow. She was graduated from University of Richmond (B.S., Chemistry with a business option) and Northwestern University (Ph.D., Materials Science and Engineering). She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

Lori D. Pressman. Ms. Pressman, age 49, has served as a member of our Board of Directors since March 2002. She has served as a consultant to us on tiny technology, intellectual property and in our due diligence work on certain prospective investments. She also acts as an observer for us at Board meetings of certain portfolio companies in the Boston area. She is a business consultant providing advisory services to start-ups and venture capital companies. She consults internationally on technology transfer practices and metrics for non-profit and government organizations. From 1999 to 2001, she was Chair of the Survey Statistics and Metrics Committee of the Association of University Technology Managers. From September 1989 to July 2000, she was employed by MIT in its Technology Licensing Office; she served as a Technology Licensing Officer from 1989 to 1995 and as Assistant Director of the Technology Licensing Office from 1996 to 2000. She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE). She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

Independent Directors

W. Dillaway Ayres, Jr. Mr. Ayres, age 56, has served as a member of our Board of Directors since November 2006. He was recommended to join our Board by Mr. G. Morgan Browne, a Director. He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November of 2000. Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as corporate executive, investment banker and entrepreneur. In 1996, he co-founded Business & Trade Network, Inc., a business-to-business, venture capital-backed Internet company. Prior to that he worked for five years as a Managing Director of Veronis, Suhler & Associates, a boutique investment banking firm in New York specializing in the media/communications industry. At Veronis, Suhler, he focused on investing the firm’s private equity fund. He was graduated from Princeton University (A.B., English) and from the Columbia University Graduate School of Business (M.B.A., Finance).

Dr. C. Wayne Bardin. Dr. Bardin, age 72, has served as a member of our Board of Directors since December 1994. Since 1996, he has served as the President of Bardin LLC, a consulting firm to pharmaceutical companies. From 1998 to 2003, he served as President of Thyreos Corp., a privately held, start-up pharmaceutical company. From 1978 through 1996, he was Vice President of The Population Council. His professional appointments have included: Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University, and Senior Investigator, Endocrinology Branch, National Cancer Institute. He has also served as a consultant to several pharmaceutical companies. He has been appointed to the editorial boards of 15 journals. He has also served on national and international committees and boards for the National Institutes of Health, World Health Organization, The Ford Foundation and numerous scientific societies. He was graduated from Rice University (B.A.), Baylor University (M.S., M.D.) and he received a Doctor Honoris Causa from the University of Caen, from the University of Paris and from the University of Helsinki.

Dr. Phillip A. Bauman. Dr. Bauman, age 51, has served as a member of our Board of Directors since February 1998. Since 1999, he has been Senior Attending of Orthopedic Surgery at St. Luke’s/Roosevelt Hospital Center in Manhattan and since 2000, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital. Since 2005, he has been on the Board of Managers for the Hudson Crossing Surgery Center. Since 1997, he has been Assistant Professor of Orthopedic Surgery at Columbia University. Since 1994, he has been a Vice President of Orthopedic Associates of New York. He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the New York State Society of Orthopaedic Surgeons and the American Medical Association. He was graduated from Harvard College (A.B.), Harvard University (A.M., Biology) and the College of Physicians and Surgeons at Columbia University (M.D).

G. Morgan Browne. Mr. Browne, age 72, has served as a member of our Board of Directors since June 1992. Since 2004, he has been President and since 2000, a Trustee of Planting Fields Foundation, an historic estate arboretum. From 2001 to 2003, he served as Chief Financial Officer of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the biological sciences. From 1985 to 2000, he was the Administrative Director of Cold Spring Harbor Laboratory. In prior years, he was active in the management of numerous scientifically based companies as an officer, as an individual consultant and as an associate of Laurent Oppenheim Associates, Industrial Management Consultants. He is a Director of OSI Pharmaceuticals, Inc., a publicly held company principally engaged in drug discovery based on gene transcription. He was a founding director of the New York Biotechnology Association. He was graduated from Yale University (B.A.).

Dugald A. Fletcher. Mr. Fletcher, age 77, was appointed Lead Independent Director on November 2, 2006. Since 1996, he has served as a member of our Board of Directors. Since 1984, he has served as President of Fletcher & Company, Inc., a management consulting firm. Until the end of 1997, he was Chairman of Binnings Building Products Company, Inc. His previous business appointments include: adviser to Gabelli/Rosenthal LP, a leveraged buyout fund; Chairman of Keller Industries, building and consumer products; Senior Vice President of Booz-Allen & Hamilton; President of Booz-Allen Acquisition Services; Executive Vice President of Paine Webber Jackson & Curtis and a Director of Paine Webber, Inc.; and President of Baker Weeks and Co., Inc., a New York Stock Exchange member firm. He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc. He was graduated from Harvard College (A.B.) and Harvard Business School (M.B.A.).

Charles E. Ramsey. Mr. Ramsey, age 64, has served as a member of our Board of Directors since October 2002. Since 1997, he has been a consultant. He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital. He is Chairman of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua. He was graduated from Wittenberg University (B.A.).

James E. Roberts. Mr. Roberts, age 61, has served as a member of our Board of Directors since June 1995. Since January 2006, he has been President of AequiCap Insurance Company. Mr. Roberts is also a senior officer of various other AequiCap affiliated entities. From November 2002 to October 2005, he was Executive Vice President and Chief Underwriting Officer of the Reinsurance Division of Alea North America Company and Senior Vice President of Alea North America Insurance Company. From October 1999 to November 2002, he was Chairman and Chief Executive Officer of the Insurance Corporation of New York, Dakota Specialty Insurance Company, and Recor Insurance Company Inc., all members of the Trenwick Group, Ltd. From October 1999 to March 2000, he served as Vice Chairman of Chartwell Reinsurance Company and from March 2000 to November 2002, he was the company's Chairman and CEO. He was graduated from Cornell University (A.B.).

Richard P. Shanley. Mr. Shanley, age 60, joined our Board on March 12, 2007. He was recommended to join our Board by Charles E. Harris. From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP. From March 1976 to January 2001, he was employed by Eisner LLP and was a partner from 1982 until 2001. During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings, including those requiring application of Sarbanes-Oxley Section 404. He served as lead audit partner primarily for biotech, pharmaceutical and high-tech companies, including companies enabled by nanotechnology. He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance. He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is currently serving his third term on the New York State Society of CPA's Professional Ethics Committee. He is a licensed Certified Public Accountant in New Jersey and New York. He was graduated from Fordham University (B.S.) and Long Island University (M.B.A. in Accounting).

Board of Directors and Committees

In 2006, there were five meetings of the Board of Directors of the Company, and the full Board acted five times by unanimous written consent. During 2006, no director attended fewer than 75 percent of the total Board of Directors' meetings and applicable committee meetings on which each director served.

Our policy is that at least a portion of our directors are encouraged to attend annual meetings of shareholders. In 2006, all of the directors attended the annual meeting.

Shareholders and other interested parties may contact the Board, Dugald A. Fletcher, our Lead Independent Director, or any member of the Board by mail. To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title. All such correspondence should be sent c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019. Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

The Company's Board of Directors currently has six committees comprised of the following members, all of whom except Mr. Harris are independent under the rules of the Nasdaq Global Market and "not interested" directors for the purposes of the 1940 Act:

Board Committees

Executive	Audit	Compensation

Charles E. Harris (1)	Dugald A. Fletcher (1)	James E. Roberts (1)
Dr. C. Wayne Bardin	W. Dillaway Ayres	Dr. Phillip A. Bauman
G. Morgan Browne	G. Morgan Browne	Dugald A. Fletcher
Charles E. Ramsey	James E. Roberts	Charles E. Ramsey
Richard P. Shanley

Nominating	Valuation	Independent Directors

Dr. C. Wayne Bardin (1)	G. Morgan Browne (1)	Dugald A. Fletcher (1)
W. Dillaway Ayres	W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. C. Wayne Bardin	Dr. C. Wayne Bardin
Richard P. Shanley	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
	Dugald A. Fletcher	G. Morgan Browne
	Charles E. Ramsey	Charles E. Ramsey
	James E. Roberts	James E. Roberts
	Richard P. Shanley	Richard P. Shanley

(1)	Denotes the Chairman of the Committee.

Executive Committee

The Executive Committee may meet from time to time between regular meetings of the Board of Directors and may exercise the authority of the Board to the extent provided by law. The Executive Committee did not meet as a separate committee and did not act by unanimous written consent in 2006.

Audit Committee

The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions, (ii) monitors the independence and performance of our independent registered public accountants, (iii) provides a means for open communication among our independent registered public accountants, financial and senior management and the Board and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board of Directors. A current copy of the Audit Committee Charter of the Company is available on our website (http://www.tinytechvc.com/newsite/PDFs/Audit.pdf). The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee. The Audit Committee met five times and did not act by unanimous written consent in 2006.

Compensation Committee

The Compensation Committee of the Board (the "Committee") annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in base salary and equity incentive plan compensation—of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation. The Committee is composed entirely of Independent Directors, as defined in the 1940 Act and under the NASDAQ listing standards. The members of the Committee at the end of the 2006 fiscal year were James E. Roberts (Chairman), Dugald A. Fletcher, Charles E. Ramsey and Dr. Phillip A. Bauman. The Compensation Committee also authorizes grants under the Company's Equity Incentive Plan within the framework established by the Board and annually reviews benefits for all employees. The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis ("CD&A") beginning on page 19. The Compensation Committee met seven times and did not act by unanimous written consent in 2006.

The Company’s full Board ultimately makes the final decisions regarding the Chief Compliance Officer’s compensation as required by Rule 38a-1 under the 1940 Act and also approves grants under the Equity Incentive Plan made by the Compensation Committee.

The Compensation Committee Charter is available on the Company’s website (http://www.tinytechvc.com/newsite/PDFs/Compensation.pdf).

Role of Compensation Consultants. In 2006, the Compensation Committee engaged Johnson Associates to advise it on relevant executive pay and related issues. Mr. Roberts, the Chairman of our Compensation Committee, Ms. Forman, in her role as Director of Human Resources, and Mr. Harris, our Chief Executive Officer, provided information to Johnson Associates regarding the role of each employee, our perceived competition and our Compensation Committee’s goals with respect to compensation in general, and specifically the granting of long-term and short-term equity incentives. During 2006, Johnson Associates assisted by:

•	Reviewing provisions of the Harris & Harris Group, Inc. Equity Incentive Plan, which was presented to shareholders for approval in 2006;

•	Reviewing the Company’s competitive market data with respect to private venture capital firms, public companies with similar market capitalizations and compliance professionals;

•	Providing recommendations for the option awards granted to employees in 2006; and

•	Reviewing the CD&A.

There were no Compensation Committee interlocks or insider participation on the Committee in 2006.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

James E. Roberts (Chairman)
Dugald A. Fletcher
Charles E. Ramsey
Phillip A. Bauman

Nominating Committee

The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. The Nominating Committee met three times and acted once by unanimous written consent in 2006.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating committee, a completed and signed director's questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct. In addition, the Nominating Committee examines a candidate's specific experience and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of experience. We do not pay any third party a fee to assist in the process of identifying and evaluating candidates. The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder.

The Nominating Committee operates pursuant to a written charter approved by our Board of Directors. The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating Committee Charter is available on our website (http://www.tinytechvc.com/newsite/PDFs/Nominating.pdf).

Valuation Committee

The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes, pursuant to our Valuation Procedures that were established and approved by the Board of Directors. The Valuation Committee met four times and did not act by unanimous written consent in 2006.

Independent Directors Committee

The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board of Directors, overseeing compliance and making the required determinations pursuant to the 1940 Act. All of the Independent Directors are members of the Committee. The Independent Directors Committee met four times and did not act by unanimous written consent in 2006.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with the auditors the auditors' independence, and (iv) the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

Respectfully,

Members of the Audit Committee

Dugald A. Fletcher (Chairman)
W. Dillaway Ayres
G. Morgan Browne
James E. Roberts

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been selected as our independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the Independent Directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2007, subject to shareholder ratification. We do not know of any direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Audit Committee's Pre-Approval Policies

Since March 2003, the Audit Committee of the Company has pre-approved all audit and non-audit services provided by PwC to us. The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

Audit Fees

The aggregate fees billed for professional services rendered by PwC, in connection with its annual audit of the Company's consolidated financial statements, and reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2006, were approximately $334,000; and for the fiscal year ended December 31, 2005, including $45,324 for the review of documents and matters associated with our 2005 public offering, were approximately $227,867.

Audit Related Fees

There were no fees billed for audit-related fees for the fiscal year ended December 31, 2006, or December 31, 2005.

Tax Fees

The aggregate fees billed for professional services rendered by PwC for tax services for the fiscal year ended December 31, 2006, were approximately $32,500; and for the fiscal year ended December 31, 2005, they were approximately $18,000. The nature of the services was tax return preparation.

All Other Fees

There were no fees for professional services rendered by PwC, other than the fees described above, during the fiscal years ended December 31, 2005 and December 31, 2006, except that in 2006, the Company licensed from PwC, an accounting research tool for $1,626.

The Audit Committee has determined that the provision of non-audit services that were provided during 2006 is compatible with maintaining PwC's independence in performing audit services for the Company.

Executive Officers

Our executive officers who are not nominees for directors are set forth below. Information relating to our executive officers who are nominees for directors is set forth under "Election of Directors - Nominees." Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel V. Leff. Mr. Leff, age 38, has served as an Executive Vice President and a Managing Director since January 2004. From 2001 to 2003, he was a Senior Associate with Sevin Rosen Funds at the firm’s Dallas, Texas, office, where he focused on early-stage investment opportunities in semiconductors, optical components and various emerging technology areas. From 2000 to 2001, he worked for Redpoint Ventures in the firm’s Los Angeles office. In addition, from 1997 to 2000, he held engineering, marketing and strategic investment positions with Intel Corporation. He is a director of Nanomix, Inc., of CSwitch, Inc., of Innovalight, Inc., and of Adesto Technologies, Inc., privately held nanotechnology-enabled companies in which we have an investment. He received his Ph.D. degree in Physical Chemistry from UCLA’s Department of Chemistry and Biochemistry, where his thesis advisor was Professor James R. Heath, recipient of the 2000 Feynman Prize in Nanotechnology. He also received a B.S. in Chemistry from the University of California, Berkeley and an M.B.A. from The Anderson School at UCLA, where he was an Anderson Venture Fellow. He has published several articles in peer-reviewed scientific journals and has been awarded two patents in the field of Nanotechnology.

Alexei A. Andreev. Mr. Andreev, age 34, has served as an Executive Vice President and as a Managing Director since March 2005. From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm. In 2001, he was a Summer Associate with TLcom Capital Partners, a London-based venture capital fund backed by Morgan Stanley. From 1997 to 2000, he was an Associate at Renaissance Capital Group/Sputnik Funds, a venture capital fund in Moscow, Russia. Previously, he was a researcher at the Centre of Nanotechnology, Isan, in Troitsk, Russia. He is a director of D-Wave Systems, Inc., and of Xradia, Inc., privately-held nanotechnology-enabled companies in which we have an investment. He is a director of the American Business Association of Russian Expatriates. He was graduated with a B.S. with honors in Engineering/Material Sciences, with a Ph.D. in Solid State Physics from Moscow Steel and Alloys Institute and with an M.B.A. from the Stanford Graduate School of Business.

Sandra Matrick Forman, Esq. Ms. Forman, age 41, has served as General Counsel, as Chief Compliance Officer and as Director of Human Resources since August 2004. From 2001 to 2004, she was an Associate at Skadden, Arps, Slate, Meagher & Flom LLP, in the Investment Management Group. From May to August 2000, she was a summer associate with Latham & Watkins LLP in its London office. From August to December 2000, she served as an intern in the office of the General Counsel, United States Department of Defense, Office of the Secretary of Defense. From June to August 1999, she served as an intern for the Honorable Ronald S. Lew, United States Federal District Court, Central District of California. She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and from the University of California Los Angeles (J.D.), where her honors included Order of the Coif and membership on the Law Review. She is currently a member of the working group for the National Venture Capital Association model documents.

Daniel B. Wolfe. Mr. Wolfe, age 30, has served as a Vice President since July 2004. Since January 2007, he has served as Principal. From January 2006 to January 2007, he was a Senior Associate. He is a director of Evolved Nanomaterial Sciences, Inc., a privately held nanotechnology-enabled company in which we have an investment. Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004). From February 2000 to January 2002, he was the Co-founder and President of Scientific Venture Assessments, Inc., a provider of scientific analysis of prospective investments for venture capital placements and of scientific expertise to high-technology companies. He was graduated from Rice University (B.A., Chemistry), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was an NSF Predoctoral Fellow.

Patricia N. Egan. Ms. Egan, age 32, has served as Chief Accounting Officer, as Vice President and as Senior Controller since June 2005. From June 2005 to December 2005 and since August 2006, she served as Assistant Secretary. She also serves as Chief Accounting Officer, as Treasurer and as Secretary of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company. From 1996 to 2005, she served as a Manager at PricewaterhouseCoopers LLP in its financial services group. She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service. She is a Certified Public Accountant.

Mary P. Brady. Ms. Brady, age 45, has served as Vice President, as Controller and as Assistant Secretary since November 2005. From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group. She served from 2000 to 2003 as a senior associate at PricewaterhouseCoopers LLP in its financial services group. She was graduated Summa Cum Laude from Lehman College (B.S., Accounting). She is a Certified Public Accountant.

Susan T. Harris. Ms. Harris, age 62, has served as our Secretary since July 2001. From July 1999 to July 2003, she was employed by Harris & Harris Enterprises, Inc., our wholly owned subsidiary, working primarily in financial public relations. From July 2001 to July 2003, she served as Secretary and Treasurer of Harris & Harris Enterprises, Inc. Since 1972, she has been an investor relations consultant, operating as a sole proprietor prior to 1999, and again from July 2003 to the present. She was graduated from Wellesley College (B.A., Economics). Ms. Harris’s husband serves as the Chairman, Chief Executive Officer and as a Managing Director of the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion & Analysis ("CD&A") describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2006 (the "named executive officers"). This compensation discussion focuses on the information contained in the following tables and related footnotes and the narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure. Pursuant to our Compensation Committee's written charter, our Compensation Committee (the "Committee") oversees the design and administration of our executive compensation program.

Compensation Program Objectives and Philosophy

In General. The objectives of the Company's compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving company resources;

•	maintain our leadership position as a venture capital firm specializing in tiny technology; and

•	align management's interests with shareholders' interests.

To achieve the above objectives, the Committee has designed a total compensation program for our executive officers and all 10 of our full-time employees that is composed of a base salary and equity awards in the form of stock options. The Committee believes that the equity component of compensation is a crucial component of our compensation package. Stock options are utilized for both short-term and long-term incentive. Both short-term (one to three years) and long-term (greater than three years) vesting stock options are utilized to make the Company's compensation program more competitive, particularly with compensation programs of private partnerships that, unlike the Company, are able to award carried interests taxable as long-term gains and to permit co-investments in deals. Such private partnerships also are more able to pay cash bonuses because they do not have the expenses associated with being publicly traded. Options with short-term vesting are utilized so that each executive officer can potentially increase their ownership in Company stock before the scheduled retirement of our Chief Executive Officer, Charles E. Harris, in December 2008. Short-term vesting periods also have the potential of generating cash for the company, through the exercise of options that can be used for making venture capital investments and for working capital. In order to conserve cash, we generally do not pay cash bonuses. Because we are regulated by the 1940 Act, we are not permitted to offer awards of restricted stock without an exemptive order from the Securities and Exchange Commission ("SEC"), for which we have applied as described in the subsection, "Regulatory Considerations." If we obtain such exemptive order, the Committee plans to award shares of restricted stock, to add competitiveness to our compensation program.

Competitive Market. For our investment team members, the competition for retention and recruitment is primarily private venture capital firms, hedge funds and, to a lesser extent, investment banking firms. For our legal and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies and law and accounting firms. The Company does not have a readily identifiable peer group, because most business development companies are not traditional early-stage venture capital companies, and most other early-stage venture capital companies are not publicly traded. Thus, we do not emphasize the use of peer comparison groups in the design of our compensation program. We do utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to us by an independent compensation consultant, as one factor in determining compensation.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our Chief Executive Officer (for compensation other than his own, which is subject to his employment agreement as discussed below) in the context of the Committee's compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act).

In 2006, an independent compensation consultant, Johnson & Associates, supplied the Committee market data on key leadership positions. The information provided for 2006-2007 was for private equity firms with a comparable asset size to the Company's and for public companies with comparable market capitalizations. Data was also provided for 1940 Act compliance personnel. The Committee considers recommendations from the Chief Executive Officer regarding salaries, along with factors such as individual performance, current and potential impact on Company performance, reputation, skills and experience. When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company's status as a 1940 Act company and owing to its tiny technology specialty. The Committee also considers individual performance and the highly specialized nature of certain positions in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our Chief Executive Officer and our General Counsel, both of whom leave the meeting when his/her compensation is reviewed. In 2006, the Committee met with our Chief Executive Officer and other management in connection with the implementation of the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Stock Plan"). It also met in executive session with its consultant, but without management, to evaluate management's input.

 Regulatory Considerations. The 1940 Act permits business development companies to either pay out up to 20 percent of net income after taxes through the implementation of a profit sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of a stock option plan. The exercise price of stock options may not be less than the current market value at the date of issuance of the options.

We have applied for exemptive relief from the SEC permitting us to issue restricted stock pursuant to the Stock Plan, to permit the exercise price of the options to be adjusted to reflect any taxes paid by us on behalf of shareholders when we designate deemed dividends of our long-term gains, to permit non-employee directors to participate in the Stock Plan and to be able to include certain former employees in the Stock Plan who were grandfathered participants in our profit-sharing plan before it was terminated, or alternatively to be able to pay the former employees amounts, if any, that would have been owed if the profit sharing plan had not been terminated. Until such time as we receive such exemptive relief, we will not issue any shares of restricted stock, the exercise price on options will not be adjusted to reflect any taxes paid on behalf of shareholders, and former employees and our non-employee directors will not participate in the Stock Plan.

The Company has been informed that the SEC has commenced its review of the exemptive application, but as of the date hereof, we have not received any formal written comments and accordingly cannot evaluate whether or when an order regarding our application or an amended application modifying the relief requested may be granted.

We have also designed our Stock Plan with the intention that awards made thereunder generally will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, but we reserve the right to pay amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.

COMPENSATION COMPONENTS

The principal elements of our executive compensation program are base salary, equity and other benefits and perquisites. The Committee believes that each element is essential to achieve the Company's objectives as set forth above. The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining the Company's competitiveness. Therefore, the equity component of compensation is key to keeping overall compensation competitive while making prudent use of the Company's resources.

Base Salaries. We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary. We review base salaries for our named executive officers annually. In 2006, the Committee compared salary ranges for all executive officers against survey data for private equity firms, asset managers and other public companies, as provided by its independent compensation consultant. Base salaries are generally adjusted annually for inflation and also based on changes in the marketplace and an executive’s individual performance, salary position among peers and career growth potential. The salary of our Chief Executive Officer is set by our Committee, but in accordance with his employment agreement as described below.

Effective January 1, 2006, the base salary of Mr. Harris, our Chairman and Chief Executive Officer, was increased from $246,651, the amount due to him for 2006 pursuant to his employment agreement, to $300,000 (thereby also increasing his SERP benefit), in part in recognition of a 74 percent decrease in Mr. Harris’s profit sharing allocation in recent years in order to provide additional profit sharing to other employees. This salary increase for Mr. Harris was the first, other than cost of living adjustments, since 1994. Mr. Harris's base salary for 2007 was increased to $306,187 based on a cost of living adjustment.

Effective January 1, 2006, the base salary of Sandra M. Forman, our General Counsel, Chief Compliance Officer and Director of Human Resources, was increased from $175,000 in 2005 to $215,000 in 2006, based on recognition of her performance and on an increase in responsibilities. Effective January 1, 2007, Ms. Forman's base salary was increased to $267,403 to remain market competitive for her services and to put her base salary on parity with our Managing Directors.

All other named executive officers received cost of living adjustments in 2006 and 2007.

Equity Incentive Awards.

In General. Commencing in 2006, we provide the opportunity for our named executive officers and other employees to earn long-term and short-term equity incentive awards. Equity incentive awards in the form of options potentially generate cash for the Company that can be used for portfolio company investments and for working capital. The long-term equity incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability. Short-term equity incentive awards help to motivate employees in the short term, as we generally do not pay annual cash bonuses. Short-term equity incentive awards also permit each executive officer to increase his/her ownership in Company stock, pursuant to minimum share ownership guidelines established by our Board, effective in advance of the scheduled retirement of our Chief Executive Officer, Charles E. Harris, in December 2008. The Committee believes that strategically timed awards of restricted stock are also important to ensuring the retention, stability and desired succession of executive talent, but the Company is not permitted to grant awards of restricted stock unless the Company receives an exemptive order from the SEC to do so. On July 11, 2006, we filed an application with the SEC to obtain such exemptive relief (as described above).

Change from Profit Sharing to Equity Incentive Awards in 2006. Prior to the adoption of the Stock Plan, we operated the Amended and Restated Harris & Harris Group, Inc. Employee Profit-Sharing Plan (the "2002 Plan"), which provided for profit sharing by its officers and employees up to a maximum of 20 percent of the Company's net income after taxes. Effective May 4, 2006, the 2002 Plan was terminated.

Under the 2002 Plan, awards previously granted to four individuals who were participants at that time (Charles Harris, Mel Melsheimer, Helene Shavin and Jacqueline Matthews, herein referred to as the "grandfathered participants") were reduced by 10 percent with respect to "Non-Tiny Technology Investments" (as defined in the 2002 Plan) and by 25 percent with respect to "Tiny Technology Investments" (as defined in the 2002 Plan), and these reduced awards became permanent. We refer to these reduced awards as "grandfathered participations." Grandfathered participations covered only investments made prior to the time the 2002 Plan was adopted and did not affect awards related to any investments made after that date. The amount by which the awards of the grandfathered participants were reduced were allocable and reallocable each year by the Compensation Committee among current and new participants as awards under the 2002 Plan. The grandfathered participations were to be honored by us whether or not the grandfathered participant was still employed by us or was still alive (in the event of death, the grandfathered participations were to be paid to the grandfathered participant’s estate), unless the grandfathered participant was dismissed for cause, in which case all future awards, including the grandfathered participations, would have been immediately cancelled and forfeited. With regard to new investments and follow-on investments made after January 1, 2003, both current and new participants were required to be employed by us at the end of a plan year in order to participate in profit-sharing on our investments with respect to that year.

Subject to receiving exemptive relief from the SEC, the Company may permit certain former officers of the Company to be participants in the Stock Plan. Alternatively, the SEC may provide relief which would permit us to pay out the remainder, if any, of the former officers' grandfathered participations under the terminated 2002 Plan.

When the Company chooses to retain its net realized long-term capital gains for reinvestment for growth and declares a deemed dividend, rather than distribute such gains as a cash dividend, the taxes paid by the Company on behalf of shareholders (who receive a tax credit for such taxes) reduce the amount of profit against which the profit sharing payable to employees is calculated. The practical effect of deducting the taxes paid on behalf of shareholders in conjunction with deemed dividends from "net income after taxes" in any fiscal year is to reduce the maximum payment under profit-sharing plans governed by Section 57(n)(1)(B) of the 1940 Act to less than 13 percent (20 percent of 65 percent before adjustment for state and local taxes) of our net income before these taxes. Moreover, profit-sharing payments in the form of cash reduce the Company's reinvestment rate, and therefore its potential rate of growth, whereas the exercise of stock options would increase the Company's cash and therefore its potential rate of growth. For example, in 2005, we accrued $2,107,858 for profit-sharing expense, and in 2006, after implementing our present Stock Plan, the Company received $2,615,190 in cash from the exercise of employee stock options. Based on all the foregoing reasons, the Committee determined, effective 2006, to replace the historical profit-sharing plan and to implement the Stock Plan in its place.

Awards Under the Stock Plan. Our employees have been selected and trained to support our focus on investment in tiny technology companies and our specialized regulation and administration as a business development company. Our tiny technology focus requires highly specialized scientific knowledge. There are relatively few individuals who have both such scientific knowledge and venture capital experience. Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime. Because there are very few business development companies, it would be difficult to find replacements for certain executive, legal and financial positions.

In accordance with the Stock Plan, which was approved by shareholders at the 2006 Annual Meeting of Shareholders, the Committee can issue options from time to time for up to 20 percent of the total shares of stock issued and outstanding. Thus, the number of shares of stock able to be reserved for the grant of awards under the Stock Plan will automatically increase (or decrease) with each increase (or decrease) in the number of shares of stock issued and outstanding. The Board intends to increase the number of shares reserved for stock option grants (currently 4,151,269) from time to time as the number of outstanding shares increases. The Committee intends to grant awards under the Stock Plan to the full extent permitted at the time of each grant (subject to retaining an amount for future hires) in order to compete with private equity firms by retaining the specially qualified and trained personnel that have been carefully recruited and developed for the Company’s specialized business. Because our primary competitors are organized as private partnerships, they do not have the overhead of a publicly traded company. As a consequence, unlike the Company, they can afford for cash compensation to be a larger percentage of their total expenses. Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains. They also, unlike us, are permitted to grant their employees co-investment rights.

Under the Stock Plan, no more than 25 percent of the shares of stock reserved for the grant of the awards under the Stock Plan may be restricted stock awards at any time during the term of the Stock Plan. If any shares of restricted stock are awarded, such awards will reduce on a percentage basis the total number of shares of stock for which options may be awarded. If we do not receive exemptive relief from the SEC to issue restricted stock, all shares granted under the Stock Plan may be subject to stock options. If we do receive such exemptive relief and issue 25 percent of the shares of stock reserved for grant under the Stock Plan as restricted stock, no more than 75 percent of the shares granted under the Stock Plan may be subject to stock options. No more than 1,000,000 shares of our common stock may be made subject to awards under the Stock Plan to any individual in any year.

On June 26, 2006, the Committee approved individual stock option awards for certain officers and employees of the Company. Both non-qualified stock options ("NQSOs") and incentive stock options ("ISOs"), subject to the limitations of Section 422 of the Internal Revenue Code, were awarded under the Stock Plan. The terms and conditions of the stock options granted were determined by the Compensation Committee and set forth in award agreements between the Company and each award recipient. A total of 3,958,283 stock options were granted with vesting dates ranging from December 2006 to June 2014 with an exercise price of $10.11. Upon exercise, the shares will be issued from our previously authorized shares. The full Board of Directors ratified and approved the grants on August 3, 2006, on which date the Company's common stock price fluctuated between $9.76 and $10.00.

The number of options per employee and the vesting and expiration dates were originally proposed by the independent consultant after conversations with management and the Chairman of the Committee. The numbers were further revised based on input from the Chief Executive Officer (with respect to options other than his own) and were further revised based on discussions between the Committee and the independent consultant. All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date. All stock option awards to officers will be subject to stock retention guidelines.

New grants will be planned in advance of, and in anticipation of, the expiration of prior grants. However, the Committee may consider equity-based compensation at a time other than such expirations if circumstances warrant. Overall compensation and salaries are considered annually at the last Board meeting of each calendar year, typically in November. The Committee may also make occasional grants during the year associated with promotions and hiring. Pursuant to the 1940 Act, the exercise price per share of stock purchasable under an option may not be less than the market price per share of our stock on the Nasdaq Global Market on the date of any option grant. We do not time stock option grants to executives in coordination with the release of material non-public information.

Option grants in 2006 were not subject to performance goals. Other than stock options being tied to stock price, no other items of corporate performance were taken into account at the time of grant, because of the difficulty of determining annual performance metrics. We do not report earnings per share; moreover, write-downs and write-offs of investments are an expected part of our risk-seeking strategy, and it is not uncommon for even our most successful investments to take years to come to fruition. The Committee may create performance goals for the vesting of restricted stock (subject to receipt of an exemptive order). If performance goals are used in the future, the Board will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives. SFAS 123(R) requires us to record the fair value of equity awards on the date of grant as a component of equity. Compensation expense related to the grant of options will increase our total operating expenses and net operating loss, and this increase to expenses is expected to be offset by the increase to our additional paid-in capital. Thus, the granting of options is expected to have no net impact on our net asset value. If and when the options are exercised, the net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be the dominant factor in the form and/or design of awards. We account for the Stock Plan in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment," which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value.

Additionally, we do not record the tax benefits associated with the expensing of stock options, because we intend to qualify as a RIC under Subchapter M of the Code and, as such, we cannot use all of our existing operating expenses for tax purposes.

We have established a policy of permitting our officers and directors to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 of the Securities Act of 1934. The policy allows our participating officers and directors to adopt a pre-arranged stock trading plan to buy or sell pre-determined amounts of our common stock over a period of time. This policy was established in recognition of the liquidity and diversification objectives of our officers and directors, including the desire of certain of our officers and directors to sell certain shares of our common stock (such as shares of our common stock they acquire upon exercise of stock options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and in some cases, to generate cash for the exercise of options).

In making compensation decisions, the Committee understands the potential deductibility of proposed compensation arrangements for the Company’s executive officers. The Committee may elect to approve non-deductible compensation arrangements if it believes that such arrangements are in the best interests of the Company and its stockholders. Our status as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a less important factor for the Committee to consider as compared with operating companies. Under Subchapter M, the Company cannot deduct operating expenses from its long-term capital gains, which are its most significant form of income. The Company presently already has more operating expenses than it can deduct for tax purposes, even before equity compensation.

Benefits and Perquisites. We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We also offer participation in our defined contribution 401(k) plan. For the year ended December 31, 2006, the Committee approved 401(k) plan match of 100 percent of employee contributions. Except as provided in our employment agreement with Mr. Harris, our executive officers generally receive the same benefits and perquisites as our full-time administrative employees.

COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER

The Committee reviews all elements of the compensation of Charles E. Harris, our Chairman and Chief Executive Officer, on an annual basis and then makes a determination about his compensation in executive session, subject to his employment agreement.

Pursuant to that agreement, as most recently amended as of October 14, 2004 (the "Employment Agreement"), during the period of employment, Mr. Harris is to receive compensation in the form of base salary, with automatic yearly adjustments to reflect inflation, which amounted to $246,651 for 2006. In addition, the Board may increase such salary, and subsequently decrease it, but not below the level provided for by the automatic adjustments described above. Mr. Harris's base salary for 2006 was increased to $300,000 (thereby also increasing his SERP benefit as described below) in part in recognition of a 74 percent decrease in Mr. Harris's profit sharing allocation in recent years in order to provide additional profit sharing to other employees. This was the first salary increase for Mr. Harris, other than cost of living adjustments, since 1994. Mr. Harris's base salary for 2007 was increased to $306,187, based on a cost of living adjustment.

In 2006, the Committee granted to Mr. Harris the following stock options:

		Year of Vesting
	Expiration Date of Options	2006	2007	2008
10 Yr NQSO (vest 33% on 12/26/06, 33% vest on 6/26/07, and 33% on 6/26/08)	6/26/2016	230,000	230,000	230,000
10 Yr ISO (vest 33% on 12/26/06, 33% vest on 6/26/07, and 33% on 6/26/08)	6/26/2016	9,891	9,891	9,891

NQSO- 1 Yr
100% vested on 12/26/06	6/26/2007	200,327

NQSO 2 Yr
50% vest on 6/26/07	6/26/2008		20,000
50% vest on 12/26/07	6/26/2008		20,000

NQSO - 3 Yr
33% vest on 6/26/07	6/26/2009		13,334
33% vest on 6/26/08	6/26/2009			13,333
33% vest on 12/26/08	6/26/2009			13,333

The amount of options granted to Mr. Harris was based, in part, in reference to his previous profit-sharing plan distribution relative to other employees. He was granted fewer short-term vesting options than other executive officers, because of his scheduled retirement in December 2008. His longer-term vesting options were based on creating long-term incentives for Mr. Harris with respect to investment decisions despite his scheduled retirement.

Mr. Harris is entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments for which salaried employees are eligible. Under the Employment Agreement, we furnish Mr. Harris with certain perquisites, which include a company car, membership in certain clubs and up to a $5,000 annual reimbursement for personal financial or tax advice.

The Employment Agreement also provides Mr. Harris with life insurance for the benefit of his designated beneficiaries in the amount of $2,000,000; provides reimbursement for uninsured medical expenses, not to exceed $10,000 per annum, adjusted for inflation, over the period of the agreement; provides Mr. Harris and his spouse with long-term care insurance; and provides Mr. Harris with disability insurance in an annual amount of 100 percent of his base salary at the time of disability. These benefits are for the term of the Employment Agreement. The Employment Agreement provides that the term of Mr. Harris's employment may not be extended beyond December 31, 2008, unless a committee of the Board consisting of non-interested Directors extends the date by one year pursuant to the Executive Mandatory Retirement Benefit Plan, and Mr. Harris agrees to serve beyond December 31, 2008.

Mr. Harris's Employment Agreement also provides for a supplemental executive retirement plan (the "SERP") for his benefit. See more information about the SERP under the section "2006 Non-Qualified Deferred Compensation" below.

The Committee determined that the Employment Agreement, the severance compensation agreement and the awards made to Mr. Harris in 2006 pursuant to the Stock Plan are appropriate based on the unique qualifications and skills required for the Chief Executive Officer position in our Company. Our Chief Executive Officer must have expertise in managing a public company, managing a business development company and managing a venture capital company. He must also have knowledge of tiny technology, particularly nanotechnology, have stature within both the nanotechnology community and the venture capital community and have contacts within the investment banking community.

SHARE OWNERSHIP GUIDELINES

In 2006, our Board of Directors established a retained stock ownership policy for our officers and directors. Pursuant to the policy, each executive officer is expected to own at least 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) that he or she purchases in a calendar year through the exercise of options covering up to $75,000 of underlying stock based on current market value on the day of each transaction. Each executive officer must then retain at least 50 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) above $75,000 until his or her purchases reach the following share ownership levels:

Ownership Level

CEO	$6,000,000
Managing Directors	$1,500,000
Other Deal Team Members (including General Counsel)	$1,000,000
Other Officers	1 X Base Salary

After reaching the above ownership levels, each executive officer is expected to retain 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) that he or she purchases in any calendar year through the exercise of options. The policy aligns the interests of our officers and directors with the interests of shareholders. Our Chief Executive Officer currently exceeds the guidelines. Other executive officers are working toward the ownership levels as stock options are exercised.

RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related party transactions. Other than these transactions, for the fiscal year ended December 31, 2006, there were no transactions, or proposed transactions, in which the registrant was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented procedures, which are set forth in the Company’s Rule 38a-1 Compliance Manual. Our Audit Committee must review in advance any "related party" transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest. The Board of Directors reviews these procedures on an annual basis.

In addition, the Company’s Code of Conduct for Directors and Employees ("Code of Conduct"), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the Code of Conduct, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer. The Independent Directors Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and approved by the Board of Directors.

Remuneration of Chief Executive Officer and Other Executive Officers

The following table sets forth a summary for the year ended December 31, 2006, of the cash and non-cash compensation paid to our principal executive officer, principal financial officer and the three most highly compensated executive officers (other than the principal executive officer and the principal financial officer) serving as such at year end.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Compensation Earnings(3) ($)	All Other Compensation ($)(4)( (6)	Total ($)
Charles E. Harris Chairman of the Board, Chief Executive Officer, Managing Director(5)	2006	300,000	2,034,482	29,067	168,677	405,628	2,937,854

Douglas W. Jamison President, Chief Operating Officer, Chief Financial Officer, Managing Director, Former Vice President	2006	262,000	668,677	3,957	—	15,000	949,634

Daniel V. Leff Managing Director, Executive Vice President	2006	262,000	668,677	3,674	—	15,000	949,351

Alexei A. Andreev Managing Director, Executive Vice President	2006	262,000	668,677	0	—	15,000	945,677

Sandra M. Forman, Esq. General Counsel, Chief Compliance Officer, Director of Human Resources	2006	215,000	381,595	1,580	—	15,000	613,175

(1)
The figures in this column do not represent amounts actually paid to the named executive officers, but represent the aggregate dollar amount of compensation cost over the requisite service period under FAS 123(R). We use the Black-Scholes model to calculate compensation cost under FAS 123(R). You may find more information about the assumptions we use in the Black-Scholes model under "Incentive Compensation Plans - Equity Incentive Plan."

(2)
These amounts represent the actual amounts earned as a result of realized gains during the year ended December 31, 2005, and paid out in 2007, under the Harris & Harris Group Employee Profit-Sharing Plan. You may find more information on our Employee Profit-Sharing Plan under "Incentive Compensation Plans." These amounts are in addition to the $1,107,088 for Mr. Harris, $165,308 for Mr. Jamison, $153,514 for Mr. Leff and $62,685 for Ms. Forman reported in the 2005 proxy and were determined in 2006 based on the finalization of our 2005 tax returns.

(3)	Change in Pension Value and Non-Qualified Compensation earnings for Mr. Harris includes earnings on his SERP and an actuarial increase in his pension obligation of $54,692.

(4)
The amounts reported for Mr. Harris represent actual amounts of benefits paid or payable including personal use of an automobile totaling $10,252, membership in a private club totaling $10,951, membership in a health club and use of a trainer totaling $13,717, medical care reimbursement, consultation with a financial planner totaling $25,463, long-term disability insurance, group term-life insurance, long-term care insurance for him and his wife and $20,000 in employer contributions to the Harris & Harris Group, Inc. 401(k) Plan. It also includes the employer contribution to his SERP totaling $300,000.

(5)	In 2006, Mr. Harris's wife received compensation of $21,000 for serving as our Secretary.

(6)
Except for Mr. Harris (see footnote 4 above), amounts reported represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan. The named executive did not earn any other compensation reportable in this column that met the threshold reporting requirements

We account for the Stock Plan in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment," which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value. Additionally, we do not record the tax benefits associated with the expensing of stock options, because we intend to qualify as a RIC under Subchapter M of the Code and as such, we cannot use all of our existing operating expenses for tax purposes.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model as permitted by SFAS No. 123(R). The stock options were awarded in five different grant types, each with different contractual terms. The assumptions used in the calculation of fair value using the Black-Scholes model for each contract term were as follows:

							Weighted
							Average
		Number					Fair
		of	Expected	Expected	Expected	Risk-free	Value
		Options	Term	Volatility	Dividend	Interest	Per Option
Type of Award	Term	Granted	in Yrs	Factor	Yield	Rates	Share

Non-qualified stock options	1 Year	1,001,017	0.75	37.4%	0%	5.16%	$1.48
Non-qualified stock options	2 Years	815,000	1.625	45.2%	0%	5.12%	$2.63
Non-qualified stock options	3 Years	659,460	2.42	55.7%	0%	5.09%	$3.81
Non-qualified stock options	10 Years	690,000	5.75	75.6%	0%	5.08%	$6.94
Incentive stock options	10 Years	792,806	7.03	75.6%	0%	5.08%	$7.46
Total		3,958,283					$4.25

An option's expected term is the estimated period between the grant date and the exercise date of the option. As the expected term period increases, the fair value of the option and the compensation cost will also increase. The expected term assumption is generally calculated using historical stock option exercise data. The Company does not have historical exercise data to develop such an assumption. In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 ("SAB 107") provides the use of a simplified expected term calculation. Accordingly, the Company calculated the expected terms using the SAB 107 simplified method.

Expected volatility is the measure of how the stock's price is expected to fluctuate over a period of time. An increase in the expected volatility assumption yields a higher fair value of the stock option. Expected volatility factors for the stock options were based on the historical fluctuations in the Company’s stock price over the expected term of the option, adjusted for stock splits and dividends.

The expected dividend yield assumption is traditionally calculated based on a company's historical dividend yield. An increase to the expected dividend yield results in a decrease in the fair value of the option and resulting compensation cost. Although the Company has declared deemed dividends in previous years, most recently in 2005, the amounts and timing of any future dividends cannot be reasonably estimated. Therefore, for purposes of calculating fair value, the Company has assumed an expected dividend yield of 0 percent.

The risk-free interest rate assumptions are based on the annual yield on the measurement date of a zero-coupon U.S Treasury bond, the maturity of which equals the option’s expected term. Higher assumed interest rates yield higher fair values.

2006 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stocks and Options Awards
Charles E. Harris	June 26, 2006	N/A	1,000,000	$10.11	$5,565,835
Douglas W. Jamison	June 26, 2006	N/A	640,000	$10.11	$2,068,754
Daniel V. Leff	June 26, 2006	N/A	640,000	$10.11	$2,068,754
Alexei A. Andreev	June 26, 2006	N/A	640,000	$10.11	$2,068,754
Sandra M. Forman	June 26, 2006	N/A	375,000	$10.11	$1,387,384

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles E. Harris	146,614	0		0	$10.11	June 26, 2007
	2,977	19,782	(2)	0	$10.11	June 26, 2016
	230,000	460,000	(2)	0	$10.11	June 26, 2016
	0	40,000	(3)	0	$10.11	June 26, 2008
	0	40,000	(4)	0	$10.11	June 26, 2009

Douglas W. Jamison	138,068	0		0	$10.11	June 26, 2007
	7,936	79,128	(5)	0	$10.11	June 26, 2016
	0	190,000	(3)	0	$10.11	June 26, 2008
	0	160,000	(4)	0	$10.11	June 26, 2009

Daniel V. Leff	200,981	0		0	$10.11	June 26, 2007
	9,891	79,128	(5)	0	$10.11	June 26, 2016
	0	190,000	(3)	0	$10.11	June 26, 2008
	0	160,000	(4)	0	$10.11	June 26, 2009

Alexei A. Andreev	147,268	0		0	$10.11	June 26, 2007
	7,975	79,128	(5)	0	$10.11	June 26, 2016
	0	190,000	(3)	0	$10.11	June 26, 2008
	0	160,000	(4)	0	$10.11	June 26, 2009

Sandra M. Forman	60,981	0		0	$10.11	June 26, 2007
	8,562	79,128	(5)	0	$10.11	June 26, 2016
	0	110,000	(3)	0	$10.11	June 26, 2008
	0	75,000	(4)	0	$10.11	June 26, 2009

(1)	Options vested on December 26, 2006.
(2)	Remaining options vest in two equal installments on June 26, 2007, and June 26, 2008.
(3)	Remaining options vest in two equal installments on June 26, 2007, and December 26, 2007.
(4)	Remaining options vest in three equal installments on June 26, 2007, June 26, 2008, and December 26, 2008.
(5)	Remaining options vest in eight equal installments on June 26, 2007, June 26, 2008, June 26, 2009, June 26, 2010, June 26, 2011, June 26, 2012, June 26, 2013, and June 26, 2014.

2006 Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Charles E. Harris	60,627	132,045
Douglas W. Jamison	64,868	140,090
Daniel V. Leff	0	0
Alexei A. Andreev	55,629	121,250
Sandra M. Forman	41,329	92,132

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Charles E. Harris	Executive Mandatory Retirement Plan	23	138,857	0

Douglas W. Jamison	Executive Mandatory Retirement Plan	2	0	0

Executive Mandatory Retirement Benefit Plan

On March 20, 2003, in order to begin planning for eventual management succession, the Board of Directors voted to establish the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy-making position. There are currently three such individuals that qualify under the plan, Charles E. Harris, the Chairman and Chief Executive Officer, Douglas W. Jamison, the President, Chief Operating Officer and Chief Financial Officer and Mel P. Melsheimer, the former President, Chief Operating Officer and Chief Financial Officer. Under this plan, mandatory retirement takes place effective December 31 of the year in which the eligible individuals attain the age of 65. On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine for our benefit to postpone the mandatory retirement date for that individual for one additional year.

Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year. The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing 401(k) plan do not equal this threshold. A plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans. At December 31, 2006, and 2005, we had accrued $347,075 and $281,656, respectively, for benefits under this plan. At December 31, 2006, $241,836 was accrued for Mr. Melsheimer and $105,239 was accrued for Mr. Harris. Currently, there is no accrual for Mr. Jamison. This benefit will be unfunded, and the expense as it relates to Mr. Melsheimer and Mr. Harris is being amortized over the fiscal periods through the years ended December 31, 2004, and 2008, respectively. In 2006, the Company recorded an unrecognized loss in net assets of $33,618 for the Executive Mandatory Retirement Benefit Plan, pursuant to the adoption of SFAS No. 158. The Company also recorded an additional liability of $33,618. On December 31, 2004, Mr. Melsheimer retired pursuant to the Executive Mandatory Retirement Benefit Plan. His annual benefit under the plan is $22,915. Mr. Harris's projected mandatory benefit is $15,458 upon his retirement.

2006 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles E. Harris(1)	0	300,000	113,985	0	2,149,785

(1)	The $300,000 employer contribution and $113,985 of earnings are included in the Summary Compensation Table under "All Other Compensation" and "Non-Qualified Compensation Earnings," respectively.

SERP

The Employment Agreement provides that we adopt a supplemental executive retirement plan (the "SERP") for the benefit of Mr. Harris. Under the SERP, we will cause an amount equal to one-twelfth of Mr. Harris's current annual salary to be credited each month (a "Monthly Credit") to a special account maintained for this purpose on our books for the benefit of Mr. Harris (the "SERP Account"). The amounts credited to the SERP Account are deemed invested or reinvested in such investments as determined by Mr. Harris. The SERP Account is credited and debited to reflect the deemed investment returns, losses and expenses attributed to such deemed investments and reinvestments. Mr. Harris's benefit under the SERP equals the balance in the SERP Account and such benefit will always be 100 percent vested (i.e., not forfeitable). In 2005, Mr. Harris received a $125,000 distribution from the SERP Account. The balance in the SERP Account will be distributed to Mr. Harris in a lump sum on January 6, 2009; provided, however, in the event of the termination of his employment, the balance in the SERP Account will be distributed to Mr. Harris or to his beneficiary, as the case may be, in a lump-sum payment within 30 days of such termination. We have established a rabbi trust for the purpose of accumulating funds to satisfy the obligations incurred by us under the SERP, which amounted to $2,149,785 and $1,730,434 at December 31, 2006, and 2005, respectively, and are included in accounts payable and accrued liabilities. The restricted funds for the SERP Account totaled $2,149,785 and $1,730,434 at December 31, 2006, and 2005, respectively. Mr. Harris's rights to benefits pursuant to this SERP will be no greater than those of a general creditor of us.

Potential Payments upon Termination or Change in Control

Other than Mr. Harris, our Chairman and Chief Executive Officer, none of our executive officers has a change in control agreement. None of our executive officers is entitled to any special payments solely upon a change in control.

Mr. Harris’s Employment Agreement provides severance pay in the event of termination without cause or by constructive discharge and also provides for certain death benefits payable to the surviving spouse equal to the executive's base salary for a period of two years. In addition, Mr. Harris is entitled to receive severance pay pursuant to the severance compensation agreement that he entered into with us, effective August 15, 1990. The severance compensation agreement provides that if, following a change in our control, as defined in the agreement, his employment is terminated by us without cause or by him within one year of such change in control, he shall be entitled to receive compensation in a lump sum payment equal to 2.99 times his average annualized compensation and payment of other welfare benefits as in effect over the most recent five years preceding the year in which the change in control occurred. If Mr. Harris's termination by us is without cause or is a constructive discharge, the amount payable under the Employment Agreement will be reduced by the amounts paid pursuant to the severance compensation agreement.

On June 30, 1994, we adopted a plan to provide medical and dental insurance for retirees, their spouses and dependents who, at the time of their retirement, have ten years of service with us and have attained 50 years of age or have attained 45 years of age and have 15 years of service with us. On February 10, 1997, we amended this plan to include employees who have seven full years of service and have attained 58 years of age. On November 3, 2005, we amended this plan to reverse the 1997 amendment for future retirees and to remove dependents other than spouses from the plan. The coverage is secondary to any government or subsequent employer provided health insurance plans. The annual premium cost to us with respect to the entitled retiree shall not exceed $12,000, subject to an index for inflation. As of December 31, 2006, and 2005, we had a liability of $791,972 and $685,600, respectively, for the plan; there are no plan assets. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Act, which went into effect January 1, 2006, provides a 28 percent subsidy for post-65 prescription drug benefits. Our reserve assumes our plan is actuarially equivalent under the Act.

The options of certain retirees will remain exercisable (to the extent exercisable at the time of the optionee's termination) post retirement, if such retiree executes a post-termination non-solicitation agreement, in a form reasonably acceptable to the Company, until the expiration of its term.

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the fiscal year ended December 31, 2006. During 2006, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our directors.

Name of Director	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	1,450	0		1,450
Dr. C. Wayne Bardin	33,000	0		33,000
Dr. Phillip A. Bauman	43,500	0		43,500
G. Morgan Browne	34,500	0		34,500
Dugald A. Fletcher	36,000	0		36,000
Mark A. Parsells	43,500	0		43,500
Charles E. Ramsey	33,000	0		33,000
James E. Roberts	43,500	0		43,500
Richard P. Shanley	0	0		0

Interested Directors:
Charles E. Harris	0	0	(1)	0
Kelly S. Kirkpatrick	19,500	3,000	(2)	22,500
Lori D. Pressman	19,500	39,836	(3)	59,336

(1)	Mr. Harris does not receive additional compensation as a Director. Refer to the "2006 Summary of Compensation Table" for details of Mr. Harris's compensation.

(2)	Represents $3,000 for consulting services. Ms. Kirkpatrick may be considered an "interested person" because of consulting work performed for us.

(3)	Represents $39,836 for consulting services. Ms. Pressman may be considered an "interested person" because of consulting work performed for us.

There are no outstanding option awards to directors.

In 2007, the directors who are not officers will receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, and a monthly retainer of $750. Each non-employee committee Chairman will receive an additional monthly retainer of $250. The Lead Independent Director will receive an additional monthly retainer of $500. We also reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings. The total compensation and reimbursement for expenses paid or payable to all directors in 2006 is $362,585.

The Board of Directors has adopted a policy that 50 percent of all director fees must be used to purchase our common stock. In 2006, the directors collectively bought 10,641 shares in the open market pursuant to this policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the SEC and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2006 complied with the filing requirements.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP ("PwC") has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2007. This selection is subject to ratification or rejection by the stockholders of the Company. The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

Other Business

The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of March 13, 2007, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter. Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-TINY-TECH or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of March 13, 2007, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
111 West 57th Street, Suite 1100
New York, NY 10019

Submission of Shareholder Proposals

Any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2008 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 111 West 57th Street, New York, New York 10019, no later than January 3, 2008, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2008 Annual Meeting of Shareholders. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Under our Bylaws, nominations for director may be made only by the Board or by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. The Bylaws also provide that no business may be brought before an Annual Meeting of the Shareholders except as specified in the Notice of the Meeting or as otherwise properly brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on matters coming before an Annual Meeting of shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's Annual Meeting of shareholders or the date specified by the advance notice provision in our Bylaws. Our Bylaws contain such an advance notice provision as described above. For our Annual Meeting of Shareholders expected to be held on May 8, 2008, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.

By Order of the Board of Directors

New York, New York	/s/ Susan T. Harris
April 2, 2007	Susan T. Harris
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

HARRIS & HARRIS GROUP, INC.

May 3, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

						FOR ☐	AGAINST ☐	ABSTAIN ☐
1. Election of Directors:					2. To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2007.

NOMINEES:
 At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.

☐	FOR ALL NOMINEES	O	W. DILLAWAYAYRES, JR
		O	DR. C. WAYNE BARDIN		Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
☐	WITHHOLD AUTHORITY	O	DR. PHILLIP A. BAUMAN
	FOR ALL NOMINEES	O	G. MORGAN BROWNE
		O	DUGALD A. FLETCHER
☐	FOR ALL EXCEPT	O	DOUGLAS W. JAMISON
	(See instructions below)	O	CHARLES E. HARRIS
		O	DR. KELLY S. KIRKPATRICK
		O	LORI D. PRESSMAN
		O	CHARLES E. RAMSEY
		O	JAMES E. ROBERTS
		O	RICHARD P. SHANLEY

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HARRIS & HARRIS GROUP, INC.
111 West 57th Street
New York, NY 10019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES E. HARRIS, DOUGLAS W. JAMISON and MARY P. BRADY and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders to be held on May 3, 2007, or at any postponements or adjournments thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors recommends a vote "FOR" all the nominees listed in Item 1 and "FOR" Item 2.

When properly executed, this proxy will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy will be voted "FOR" Items 1 and 2.

(Continued and to be signed on the reverse side)